Exhibit 99.2

INFORMATION BOOKLET

First Independent Capital of Nevada Employee Stock Ownership Plan

This booklet provides answers to frequently asked questions, briefly describes your options and provides delivery instructions with respect to the accompanying “Election Form” and “Voting Card”. We urge you to review the Frequently Asked Questions below, as well as the Proxy Statement/Prospectus dated February 21, 2007, and the instructions included on the Election Form and Voting Card. After reviewing this material, complete the Election Form and Voting Card and send them in the enclosed envelope to John P. Sande III, ESOP Trustee. If you have additional questions after reading this material, you should contact Grant Markham at (775) 824-4343, Lisa Milke at (775) 824-4345 or Jim DeVolld at (775) 824-4352.

You must submit the Election Form and Voting Card to the ESOP Trustees prior to 5:00 p.m. New York time on March 25, 2007 (the “Deadline”) so that the ESOP Trustees can timely submit all Plan Participant and Beneficiary, as the terms are defined in the ESOP Plan document, elections to First Independent Capital of Nevada’s exchange agent, American Stock Transfer & Trust Company (the “Exchange Agent”) and vote the shares held by the ESOP Trustees by March 26, 2007. The companies anticipate that the effective date of the merger will occur no earlier than March 30, 2007.

FREQUENTLY ASKED QUESTIONS
THE VOTING CARD

1.	Why have I been sent a Voting Card and what is the Voting Card?

On March 27, 2007, the shareholders of First Independent Capital of Nevada (“FICN”) will be asked to approve the Agreement and Plan of Merger, dated as of December 19, 2006, by and between Western Alliance Bancorporation (“Western”) and FICN (the “Merger Agreement”). The closing of the merger is conditioned on the receipt of approval of the holders of a majority of the outstanding shares of FICN common stock as of February 16, 2007. Because you hold shares of FICN common stock in your Employer Securities Account, you have the right, pursuant to the terms of the ESOP, to vote your shares with respect to the proposal to approve the merger and the Merger Agreement. The Voting Card lets the ESOP Trustees know how you want to vote your shares.

2.	How do I use the Voting Card?

When completed, sign and date the Voting Card and mail it (along with the Election Form) to the ESOP Trustees. By returning the Voting Card, you agree to authorize the ESOP Trustees to vote your shares in accordance with your direction, subject to the ESOP Trustees’ fiduciary duties. If you return the Voting Card but fail to mark a voting direction, your shares will not be voted.

3.	What happens if I do not respond or miss the deadline for returning the Voting Card?

To approve the Merger Agreement, you must vote for the Merger Agreement by following the instructions on the enclosed Voting Card. If you do not vote at all, your shares will not be voted. The Board of Directors of FICN urges you to vote FOR the Merger Agreement.

4.	Can I change my voting election with respect to my shares of FICN common stock?

You may change your voting election at any time prior to the deadline for returning your Voting Card by submitting to the ESOP Trustees written notice accompanied by a properly completed and signed, revised Voting Card. You may revoke your election by submitting written notice to the ESOP Trustees prior to the deadline for returning your Voting Card. You will not be entitled to change or revoke your election following the Deadline for returning your Voting Card. All elections will be revoked automatically if the Merger Agreement is terminated.

THE ELECTION FORM

5.	Why have I been sent an Election Form and what is the Election Form?

Under the Merger Agreement and the terms of the ESOP, because you hold shares of FICN common stock in your Employer Securities Account, you have the option to elect to receive cash, shares of Western common stock, or a combination of the two as consideration for your shares of FICN common stock, subject to the limitations described in the answer to Question 8 below and shareholder approval of the Merger Agreement. The Election Form lets the ESOP Trustees know your preferred form of payment for your shares of FICN common stock (i.e., cash, shares of Western common stock or a combination of both) and it allows the ESOP Trustees to surrender your FICN stock certificates in order to receive payment for the shares of FICN common stock you own.

6.	How do I use the Election Form?

When completed, sign and date the Election Form and mail it (along with the Voting Card) to the ESOP Trustees. By returning the Election Form, you agree to authorize the ESOP Trustees to surrender for exchange your stock certificate(s) and that you have complied with all the requirements as stated in the instructions.

7.	What happens if I do not respond to the election notice or miss the Deadline or if other participants do not make an election?

If you do not respond prior to the Deadline, the ESOP Trustees will make the election for your shares based on fiduciary considerations in the same proportion as the elections made by other ESOP participants. This means that elections that you do make by the election deadline may affect the overall elections made by the ESOP Trustees for the unallocated shares in the ESOP as well as for other participants who fail to make an election. If the merger becomes effective, the ESOP Trustees will be contacted regarding the exchange of your stock certificate(s) in order to receive the merger consideration.

8.	Am I guaranteed to receive what I ask for on the Election Form?

Western will attempt to comply with your election request. However, the Merger Agreement provides that no more than 20% of the outstanding shares of FICN common stock will be exchanged for cash and no more than 80% of the outstanding shares of FICN common stock will be exchanged for shares of Western common stock. Therefore, if shareholders owning more than 20% of the FICN common stock elect to receive cash, the number of shares of FICN common stock that will be exchanged for cash will be reduced on a pro rata basis. Similarly, if shareholders owning more than 80% of the FICN common stock elect to receive shares of Western common stock, the number of shares of FICN common stock that will be exchanged for shares of Western will be reduced on a pro rata basis. The allocations will be based on the provisions of the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to the enclosed Proxy Statement/Prospectus.

In addition to the consideration for which you may make an election as described above, you may also receive additional cash consideration of up to $2.38 per share during the two year period after the merger has been completed depending upon the performance of certain credits in the FICN loan portfolio. Of this amount, approximately $0.79 per share has become payable as of the date of this mailing.

9.	If I elect to receive cash, how much cash will I receive?

Western will pay you $93.60 in cash for each share of FICN common stock you own, subject to the proration procedures described in the Merger Agreement (see Question 8).

10.	If I elect to receive shares of Western common stock, how many shares will I receive?

You will receive a number of shares of Western common stock for each share of FICN common stock you own, plus cash in lieu of any fractional shares, determined by dividing $93.60 by the weighted average trading price of Western common stock for the 20 trading days prior to the closing of the merger, unless such weighted average trading price is more than $39.13 or less than $32.91 in which case a fixed exchange ratio will apply as set forth in the Merger Agreement, subject to the proration procedures described in the Merger Agreement (see Question 8).

11.	If I elect to receive a combination of cash and shares of Western common stock, what will I receive?

If you elect to receive cash and shares of Western common stock, you will receive $93.60 in cash for each share of FICN common stock you own for which you have elected to receive cash, plus a number of shares of Western common stock as described in Question 10 for each share of FICN common stock you own for which you have elected to receive stock, subject to the proration procedures described in the Merger Agreement (see Question 8).

12.	Will I have to pay taxes on the proceeds if my shares are exchanged?

If the merger is consummated, the ESOP will be terminated and you will receive a distribution of your account. There are no taxes on your account while the proceeds remain within the ESOP. Additional information regarding the distribution and the tax consequences of such distribution will be forthcoming. Because individual circumstances may differ, you should consult your tax advisor for a complete understanding of the tax effects of this distribution, including the application and effect of foreign, state, local or other tax laws.

13.	Are there any fees associated with the exchange?

There are no fees associated with the exchange.

14.	Can I revoke my option on the Election Form?

Your election may be revoked until the Deadline. To revoke an election, a written notice of revocation must (a) specify the name of the shareholder having made the election to be revoked and (b) be signed by the shareholder in the same manner as the original signature on the Election Form by which such election was made. A new election may be made by submitting a new Election Form and your previous elections will automatically be revoked.

15.	Can I elect to have a portion of my shares exchanged under different options?

No. You can elect only one option for all of your shares of FICN common stock in the ESOP.

16.	How should I send in my signed documents?

An envelope addressed to the ESOP Trustee to return your Election Form and Voting Card is enclosed with this package. If you do not have the envelope, please mail all the requested documentation to: John P. Sande III, ESOP Trustee, 5335 Kietzke Lane, Reno, NV 89511. Please do not return any documents to FICN or Western.

17.	Who do I call if I have additional questions?

You may contact Grant Markham at (775) 824-4343, Lisa Milke at (775) 824-4345 or Jim DeVolld at (775) 824-4352.

DELIVERY INSTRUCTIONS

John P. Sande III, ESOP Trustee

For Information: Lisa Milke at (775) 824-4345

By Mail, Hand, or Overnight Delivery:

John P. Sande III, ESOP Trustee
5335 Kietzke Lane
Reno, NV 89511

By Fax:

(775) 828-2089

THE METHOD OF DELIVERY OF THESE DOCUMENTS IS AT THE OPTION AND RISK OF THE ELECTING ACCOUNTHOLDER/VOTING SHAREHOLDER. IF DELIVERED BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY.

PROMPT ACTION IS REQUESTED.

VOTING CARD
FIRST INDEPENDENT CAPITAL OF NEVADA EMPLOYEE STOCK OWNERSHIP PLAN

SPECIAL MEETING OF SHAREHOLDERS
MARCH 27, 2007, 4:00 P.M., LOCAL TIME

The undersigned ESOP Participant or Beneficiary of the First Independent Capital of Nevada Employee Stock Ownership Plan (“ESOP”) hereby authorizes and directs John P. Sande III and Leo Seevers, the ESOP Trustees, to cast all votes which the undersigned is entitled to cast pursuant to the terms of the ESOP at the Special Meeting of shareholders to be held at 4:00 p.m., local time, on March 27, 2007, at 5335 Kietzke Lane, Reno, Nevada 89511, and at any adjournments thereof, upon the following matters, and to provide a revocable proxy to the appropriate officers of First Independent Capital of Nevada with respect thereto.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS.

Proposal 1:

To approve and adopt the agreement and plan of merger, dated as of December 19, 2006, by and among Western Alliance Bancorporation and First Independent Capital of Nevada, pursuant to which First Independent Capital of Nevada will merge with and into Western Alliance Bancorporation with Western Alliance Bancorporation surviving the merger, as described in the proxy statement/prospectus.

☐ FOR ☐ AGAINST ☐ABSTAIN

Proposal 2:

The ESOP Trustees are authorized to vote upon such other business as may properly come before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Please date and sign exactly as your name appears on this voting card. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If signer is a partnership, please sign in the partnership name by an authorized person.

Date: _ _
Signature(s) of Participant or Beneficiary or Authorized Representative(s)

IF THIS CARD IS RETURNED BUT NO DIRECTION IS MADE, THE SHARES WILL NOT BE VOTED.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES YOU MAY OWN WITH THIS VOTING CARD. IF YOU ARE A FICN SHAREHOLDER IN ADDITION TO BEING AN ESOP PARTICIPANT OR BENEFICIARY, YOU WILL RECEIVE UNDER SEPARATE COVER A PROXY CARD AND ELECTION FORM WITH INSTRUCTIONS FOR DELIVERY OF YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITH RESPECT TO SUCH SHARES.

DELIVERY INSTRUCTIONS:
	By Mail, Hand, or Overnight Delivery:	John P. Sande III, ESOP Trustee 5335 Kietzke Lane Reno, NV 89511
By Fax: John P. Sande III, ESOP Trustee, (775) 828-2089